EXHIBIT 10.3
April 23, 2025

Gregg C. Sengstack
[Address]*
[Email address]*

Re: Retirement and Consulting Agreement

Dear Gregg:

This letter when signed by you, will constitute the full agreement between you and Franklin Electric Co., Inc. (“the Company” or “Franklin Electric”) on the terms of your retirement from employment and provision of transition services as a consultant to the Company (this “Agreement”).

1.Retirement; Payments and Benefits through the Separation Date. You hereby retire from each and every employment office and other position you hold with the Company and any parent, subsidiary and affiliate of the Company (collectively, the “Company Group”), effective as of the date you execute this Agreement (“Separation Date”), other than your position as a member of the Board of Directors of Franklin Electric (the “Board”). As a member of the Board, you will be entitled to receive Board and committee fees generally available to non-employee directors in accordance with the applicable director compensation program as adopted and effective from time to time. You shall receive your base salary and benefits through the Separation Date, after which all compensation and benefits that you received in connection with your employment shall cease as of the Separation Date, except as specifically set forth in this Agreement. You shall not be entitled to any vacation accrual, so no payment will be made in respect of accrued vacation. You shall remain eligible to participate in the Company’s retirement and retiree benefit plans and programs in which you currently participate, subject to the terms, conditions, and limitations of such plans, and to the Company’s right to terminate, modify, amend, or discontinue any such plan in its sole discretion. For the avoidance of doubt, this Agreement does not affect any existing vested rights that you may have in any Company deferred compensation, pension, retirement and/or 401(k) plans. You will receive, under separate cover, a list of all such current plans in effect and applicable to you as of the Separation Date and information regarding your general rights and options, if any, under any such plans, consistent with the Company’s standard practice for exiting employees, as well as a current report of your outstanding equity incentive awards received in connection with your employment (such outstanding equity awards, the “Outstanding Equity Awards”). The Company has separately provided you with the (i) Benefits Summary Related to Termination of Employment and (ii) an equity closing statement. You will have until June 1, 2025 to make any election that is required to be made prior to the Separation Date to receive a retirement benefit for which you or your spouse is otherwise eligible. The Company believes that such statements are correct and complete. Should any errors or incompleteness in such statements be subsequently discovered, the Company will make good faith efforts to correct such errors and make any necessary adjustments in the benefits provided or the equity set forth in the Closing Statement.

2.Consideration. Subject to your timely execution and delivery of this Agreement to the Company, and provided that you do not revoke this Agreement as provided herein, in consideration of your acceptance of this Agreement and compliance herewith, you will be entitled to the following:

(a)Payment of an amount, if any, equal to the prorated portion of your current base salary for the period from the Separation Date through and including April 30, 2025, less applicable withholdings and deductions (the “Special Payment”). The Special Payment will be paid in one lump sum cash payment on the next regularly scheduled payroll cycle following April 30, 2025.

(b)In addition, you will be eligible to earn an annual bonus for 2025, based upon the Company’s actual achievement of performance goals under the Executive Officer Annual Incentive Cash Bonus Program for fiscal year 2025 (“2025 Bonus”), subject to the same terms and conditions as applicable to the other Company executive officers participating in the program. Any 2025 Bonus shall be calculated using a base salary amount of $316,666 and a target of 115% of such base salary. The target percentage achieved will be the same as that of the Company’s current Chief Executive Officer. At 100% achievement of target, the 2025
* Personal information redacted

Bonus would be $364,170. Any amounts payable in respect of the 2025 Bonus shall be paid at the same time as bonuses are paid to other similarly situated employees, but in no event later than March 15, 2026.

(c)A grant of restricted stock with a value of $750,000 as equity compensation for your service to the Company as an employee for 2025, subject to the terms and conditions, including vesting and forfeiture provisions set forth in that certain Franklin Electric Co., Inc. Amended and Restated 2017 Stock Plan Restricted Stock Award Agreement between you and the Company, dated as of the Effective Date (the “Award Agreement”), the form of which is attached hereto as Schedule I.

(d)Your retirement on the Separation Date shall be considered a “qualifying event” for purposes of triggering your right to continue your group health and dental insurance pursuant to federal law (commonly referred to as “COBRA”). However, as additional consideration for your acceptance of this Agreement and compliance herewith, during the eighteen-month period following your Separation Date, the Company will provide to you reimbursement of that portion of the monthly COBRA premium paid by the Company for you and/or your eligible dependents, in the same amount as the Company pays for active employees. Such amounts will be reimbursed within 30 days from the date when you timely remit the premium payment and will be subject to applicable withholdings and deductions. You will receive, under separate cover, information regarding your rights to such continuation coverage.

(e)The Outstanding Equity Awards will continue in accordance with their express terms, unmodified by the terms of this Agreement including the acceleration of vesting of any such awards upon your retirement as an employee of the Company consistent with the terms of the underlying award agreements.

(f)Notwithstanding the terms of your prior employment agreement with the Company, the Board and the Management Organization and Compensation Committee of the Board approve your continued service as a director of Woodward Inc. and Allegion plc. Your service on any other public company board of directors shall be subject to the Corporate Governance Guidelines adopted and applicable from time to time to non-employee directors on the Board.

3.Consulting Arrangement. As additional consideration for entering into this Agreement, provided that this Agreement becomes effective in accordance with its terms, for the period from May 1, 2025 through and including April 30, 2027, unless terminated earlier as provided herein (the “Consulting Period”), you shall be engaged by the Company as an independent contractor to provide such consulting services to the Company as may be reasonably requested by either the lead independent director (the “Lead Independent Director”) of the Board or the current Chief Executive Officer of the Company including, without limitation, providing input and strategy with respect to potential mergers and acquisitions and the Company’s annual business plan (collectively such services, the "Services"). The Services you will be required to perform under this Agreement shall not exceed a total of 25 hours per month without your consent. The parties agree that the amount of time that you are expected to devote to the Services during the Consulting Period is such that your “separation from service” for purposes of Section 409A of the Internal Revenue Code, as amended, will occur on the Separation Date. You agree not to perform any acts for, or on behalf of, Franklin Electric other than those specified in this Agreement. Neither party shall have, nor shall it or he represent that it or he has, any right or authority, to assume, create, or incur any third-party liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

(a)Consulting Fee. As full and complete compensation for the Services, subject to the terms of this Agreement, Franklin Electric shall pay you the total amount of $250,000 for each fiscal year during the Consulting Period, which such amount shall be payable in equal monthly installments during each month of the Consulting Period (the “Consulting Fee”). The Company shall issue you an IRS Form 1099 with respect to the Consulting Fee. The Company shall not reimburse expenses incurred by you in the performance of the Services, unless such expense is approved in advance in writing by the Lead Independent Director or the Chief Executive Officer of the Company, and in no event shall you be reimbursed for overhead costs incurred in connection with providing the Services; provided, however, that any travel incurred by you under this Agreement with prior approval will be governed by the Company’s policy for travel that is applicable to Board members. Franklin Electric shall not withhold any taxes from the Consulting Fee and shall issue an IRS Form 1099 to you with respect to any payments made to you in connection with your performance of the Services.

(b)Relationship of the Parties. You acknowledge and agree that you will be providing the Services as an independent contractor and that this Agreement shall not create and shall not be construed to create a relationship of principal and agent, joint venturers, co-partners, employer and employee, master and servant or any similar relationship between you and the Company. You shall bear sole responsibility for payment of any federal, state and local income tax withholding, social security taxes, and for obtaining and payment for workers’ compensation coverage, unemployment insurance, liability insurance, health and/or disability insurance, retirement benefits or other welfare or pension benefits, and/or other payments and expenses in connection with the provision of the Services and receipt of the Consulting Fee. You understand and agree that your performance of the Services does not make you eligible for, and you hereby waive, any claim to wages, health and insurance coverage, programs, or any other benefits provided to Company officers and employees other than as provided in this Agreement. Further, if, as a result of your actions or the actions of anyone acting on your behalf (such as seeking to establish your status as an employee with the Internal Revenue Service or similar state taxing authority), you or any of your agents are later determined to have been common-law employees of the Company for any purposes, such individual shall not be entitled to participate or receive benefits under any plan of the Company for any purpose. You agree to indemnify and hold harmless the Company from and against any and all damages, losses and expenses (including, without limitation, court costs and reasonable attorney’s fees), taxes, interest and/or penalties incurred by the Company to pay or provide any taxes, social security, unemployment insurance, workers’ compensation or coverage or benefits under any of its benefits plans, in connection with the consideration to be paid to you under this Agreement or similar items and in any way related to same.

(c)Termination of Consulting Period. Franklin Electric or you may terminate the Consulting Period for the convenience of either party upon at least five days’ prior written notice to the other party (the “Termination Notice”). The Consulting Period shall terminate automatically effective upon your death or your disability (as defined below) The effective date of termination of the Consulting Period is referred to herein, as the “Consulting Period Termination Date.” In addition, Franklin Electric may terminate the Consulting Period in the event of a default by you. For purposes of this Agreement, a default shall mean that you fail or refuse to perform the Services in any material respect or otherwise breach in any material respect any term of this Agreement, which breach is not cured to the reasonable satisfaction of the Company (to the extent curable) within twenty-one (21) days following written notice of such failure, refusal, breach or threatened breach, it being understood that a breach of any of Sections 7, 9, and/or 10 of this Agreement is not curable.

(d)Payments Upon Termination of the Consulting Period. Upon receipt of any Termination Notice, you shall discontinue Services on the Consulting Period Termination Date indicated therein and the Company shall, within 30 days of the Consulting Period Termination Date, pay you a pro-rated portion of the Consulting Fee through and including the Consulting Period Termination Date (a “Pro-Rata Termination Payment”). If the Consulting Period terminates for your convenience, due to your default or due to your death or disability, you (or your estate) shall be entitled to no further payments from the Company in respect of the Services other than the Pro-Rata Termination Payment. If the Company terminates the Consulting Period for its convenience, then the Company shall pay you, any previously unpaid portion of the Consulting Fee through and including April 30, 2027, which such payments shall be made consistent with the original payment schedule. For purposes of this Agreement, “disability” shall be defined as set forth in the Award Agreement.

(e)Obligations During the Consulting Period. You agree to abide by the policies, rules and regulations of Franklin Electric as in effect from time to time, and applicable to independent contractors of the Company, including, without limitation, its policy prohibiting harassment and discrimination.

(f)Intellectual Property Rights; Inventions and Works.

(i)Assignment of Intellectual Property Rights. Any and all Intellectual Property (as defined below) conceived, developed, or improved by you either solely or jointly with others, prior to, during, or within one (1) year after the end of the Consulting Period, whether or not such Intellectual Property was conceived, developed, or improved during the performance of the Services, or with the use of Franklin Electric's facilities, materials, or personnel, shall be disclosed in writing to Franklin Electric and be the exclusive property of Franklin Electric, and you hereby assign all right, title, and interest in the Intellectual Property to Franklin Electric, without royalty or other consideration, and you agree to deliver any tangible embodiments of the Intellectual Property to Franklin Electric upon request.

(ii)Works. All Works (as defined below) created by you shall remain exclusively the property of Franklin Electric, each such Work created by you is a "work made for hire" under the copyright law and Franklin Electric may file applications to register copyright in such Works as copyright owner thereof. If, for any reason, a Work created by you is excluded from the definition of a "work made for hire" under the copyright law, then you hereby assign, sell and convey to Franklin Electric your entire rights, title and interest in and to such Work, including the copyright therein to Franklin Electric. You shall take whatever steps and do whatever acts Franklin Electric requests, including, without limitation, placement of proper copyright notice on works created by you to secure or aid in securing or maintaining copyright protection in such Works, and you shall assist Franklin Electric in filing applications to register claims of copyright in such Works.

(iii)Defined Terms.

(1)The term "Intellectual Property" shall include all Inventions and Works as those terms are defined herein, as well as all data, trade secrets, trademarks, service marks, trade names, domain names, user names, and passwords, made or obtained by you on behalf of Franklin Electric that are made in the course of or resulting from performing Services for Franklin Electric under this Agreement.

(2)The term "Works" means original works of authorship fixed in any tangible medium of expression by you in the course of or resulting from performing Services for Franklin Electric under this Agreement, including, without limitation, any portions of website, promotional material, marketing and branding material, software, source code, and any documentation.

(3)The term "Inventions" means inventions, discoveries, developments and innovations, whether patentable or not including, but not limited to, business methods, flow charts and computer program source code and object code, regardless of the medium in which it is fixed, as well as notes, drawings, memoranda, correspondence, records, notebooks, instructions, and text, apparatus, processes, methods, compositions of matter, techniques, and formulas, as well as related improvements or know-how, relating to any present or prospective product, process or service of Franklin Electric.

(g)Representations and Warranties. You represent that you are free to enter into this Agreement and that this engagement does not violate the terms of any agreement between you and any third party. Further, in rendering Services under this Agreement, you shall not utilize any invention, discovery, development, improvement, innovation, or trade secret which you do not have authority to use. During the Consulting Period, you shall devote as much of your productive time, energy and abilities to the performance of the Services hereunder as is necessary to perform the required duties in a timely and productive manner, but the Company shall have no right to direct the precise manner or times during which the Services are to be performed, except that it may establish deadlines for deliverables and require your attendance at certain meetings, from time to time. Subject to the foregoing, and to the terms of the Competition and Non-Compete Agreement between you and the Company, you are otherwise expressly free to perform services for other parties while performing the Services. Consistent with your status as an independent contractor, the Company will have the right to exercise broad, general supervision over the results to be derived from the Services and the date by which the Services will be completed, and will determine whether such Services were reasonably satisfactory to the Company.

4.General Release. In consideration of the payments and benefits provided to you in this Agreement, to which you are not otherwise entitled and the sufficiency of which you acknowledge, you, on behalf of yourself and your heirs, administrators, executors and assigns, and any other person or entity acting for or through you, hereby fully, finally and unconditionally release and forever discharge the Company and each of its parent, subsidiary and affiliated entities and each of their respective former and present officers, directors, shareholders, employees, trustees, fiduciaries, administrators, attorneys, consultants, agents, and other representatives, and all their respective predecessors, successors and assigns (collectively “Released Parties”), in their corporate, personal and representative capacities, from any and all obligations, rights, claims, damages, costs, attorneys’ fees, suits and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and/or in equity, enforceable under any local, state or federal common law, constitution, statute or ordinance arising from or relating to your employment with the Company or the termination thereof (collectively, “Claims”), including without limitation, Claims: (i) of wrongful discharge or violation of public policy; (ii) of breach of contract, including, without limitation, under that certain Employment Agreement between you and the Company, originally dated as of December 7, 2000 (the “Employment Agreement”); (iii) of defamation or other torts; (iv) of harassment, retaliation or discrimination under federal, state or local law (including, without limitation, claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (collectively, the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000(e), et seq, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq., the Fair Credit Reporting Act, as amended, 15 U.S.C. § 1681 et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq., the Equal Pay Act, as amended, 29 U.S.C. § 206 et seq., the Worker Adjustment and Retraining Notification Act; the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, the Indiana Civil Rights Law, the Indiana Age Discrimination Act, the Indiana Employment Discrimination Against Disabled Persons Act, the Indiana Equal Pay Law, the Indiana Occupational Safety and Health Act, the Indiana Bring Your Gun to Work Act, the Indiana Military Family Leave Act, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; (v) for wages, bonuses, incentive compensation, commissions, stock, stock options, equity or equity-based compensation; vacation pay, paid time off, or any other compensation or benefits, or otherwise; and (vi) for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

The identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner; provided, however, that this release shall not (i) limit or affect your rights under this Agreement, the Award Agreement or the agreements governing the Outstanding Equity Awards, (ii) limit or affect your rights to any vested benefits, such as pension or retirement benefits, including under any Company 401(k) plan, the rights to which are governed by the terms of the applicable plan documents, or your rights under the agreements governing the Outstanding Equity Awards, (iii) prohibit you from bringing a Claim against the Company for any acts, occurrences, matters or circumstances that first arise or occur after the date that you sign this Agreement, including but not limited to any claims for breach(es) of this Agreement, (iv) be construed or interpreted to preclude or in any way limit or restrict your right to challenge the waiver and release of claims under the ADEA contained in this Agreement on the grounds that they were not knowing and voluntary, (v) limit or affect your rights as a shareholder of the Company, (vi) limit your actions or affect your duties and obligations as a member of the Board, (vii) limit or affect your rights in any way to defense, advancement and/or indemnification by the Company in connection with your prior services to the Company, whether as a current or former employee or officer of the Company or member of the Board, under all applicable statutes, insurance policies, Company bylaws, contractual agreements or other applicable documents, and/or (viii) release any Claims that cannot be released by applicable law, including, without limitation any claim for unemployment insurance, or claims for workers’ compensation benefits relating to occupational injury or illness.

(a)You acknowledge and represent that, except as expressly provided in this Agreement, the Award Agreement and the agreements governing the Outstanding Equity Awards, the Company has paid or provided all salary, wages, bonuses, vacation/paid time off, premiums, leaves, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, equity or equity-based compensation, vesting, and any and all other benefits and compensation due to you through the date you sign this Agreement. You expressly waive all rights you might have under any law that is intended to protect you from waiving unknown claims. You further acknowledge and agree that you have not made any claims or allegations to the Company related to discrimination, retaliation, or harassment and that the Consideration is not being paid to you in connection with any alleged discrimination, retaliation, or harassment. Further, you acknowledge and agree that you have not suffered any job-related wrongs or injuries for which you might still be entitled to compensation or relief, such as an injury for which you might receive a workers' compensation award in the future.

(b)Subject to applicable law, you also warrant on behalf of yourself and any other person or entity acting for or through you, that you have not filed or sued and will not sue or file any actions against the Company or any of the Releasees with respect to Claims covered by the foregoing release. You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

5.Notice of Immunity Under Defend Trade Secrets Act. You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You further understand that, pursuant to 18 U.S.C § 1833(b)(2), if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (1) file any document containing the trade secret under seal pursuant to court order; and (2) do not disclose the trade secret, except pursuant to court order.

6.Permitted Activities. This Agreement does not prevent you from filing an administrative charge, making a report, or participating in an investigation before any governmental agency charged with enforcement of any law, including, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Department of Justice or any other federal, state or local law enforcement agency, governmental agency or commission (collectively, a “Governmental Entity”), including making reports of possible violations of federal law or regulation to any Governmental Entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; provided, however, that by signing this Agreement, you waive any right to reinstatement, recovery of monetary damages (other than any financial incentives for which you may be eligible in connection with making a report or disclosure to a Governmental Entity pursuant to any whistleblower provisions of any federal, state or local law or regulation), attorneys’ fees, or other individual relief in connection with any such charge or investigation whether filed by you or any other person. No prior authorization to make any such report or disclosure is required and you are not required to notify the Company that you made such reports or disclosures. You may not, however, waive (and no action or disclosure by you shall be deemed to waive) the Company’s attorney-client privilege. The activities described in this Section, may be referred to hereinafter, collectively, as the “Permitted Activities.”

7.Confidential Information. You acknowledge that you have been and will be granted access to, certain trade secrets as well as other confidential and proprietary information which Franklin Electric has acquired at great effort and expense. The term "Confidential Information," as used in this Agreement, includes without limitation (a) trade secrets, including all writings, notes, studies and reports prepared, compiled or acquired by Contractor during the Consulting Period; (b) customer information; (c) pricing policies or information; (d) marketing techniques, plans, and projections; (e) documentation of business plans and opportunities; (g) financial statements, tax returns, payroll records, and related work papers or other financial information; (h) information relating to any special products and services that Franklin Electric may offer or provide to its clients from time to time; (i) information concerning special requirements of customers (e.g., contact person's name, preferences, etc.), (j) information concerning Franklin Electric's contracts with its customers, especially the renewal dates of such contracts and information obtained through the application process (e.g., information gathered by Franklin Electric and recorded on application forms), (k) accounts receivable lists, (l) sources of Franklin Electric's business, (m) any specifics concerning contractual arrangements with customers, and (n) any data or information maintained or compiled in any form, including information contained in electronic format, that is not generally known to the public.

(i)Exceptions. Notwithstanding the foregoing, the following does not constitute Confidential Information: (a) information which is or becomes generally available to the public, other than as a result of a disclosure or other act by you or your agents; (b) information that you can show to have been already known to you on a non-confidential basis prior to being furnished with it by Franklin Electric; and (c) information which becomes available to you on a non-confidential basis from a third party provided that such third party was not subject to any prohibition against transmitting the information to you.

(ii)Unauthorized Use and Disclosure. You shall not use, disclose to third parties, or otherwise misappropriate, any Confidential Information or trade secrets of Franklin Electric. You recognize that the penalties for the misappropriation of the Confidential Information or trade secrets may include disgorgement of profits, payment of royalties, compensatory damages, punitive damages, and attorneys' fees. You understand that after the termination of your employment and the Consulting Period, you will continue to be prohibited at any time thereafter from misappropriation, use or disclosure of any Confidential Information or trade secrets of Franklin Electric. You agree that all such Confidential Information is and shall remain the sole and exclusive property of Franklin Electric. Except as may be expressly authorized by Franklin Electric in writing, or as may be required by law after providing due notice thereof to Franklin Electric, you shall not disclose, or cause any other person or entity to disclose, any Confidential Information to any third-party for as long thereafter as such information remains confidential (or as limited by applicable law) and shall not make use of any such Confidential Information for your own purposes or for the benefit of any other entity or person. The parties acknowledge that Confidential Information shall not include any information that is otherwise made public through no fault of you or other wrongdoing.

8.Company Property. All records, files, charts, documents, emails, equipment, and similar items relating to Franklin Electric's business and any other proprietary data or objects that you prepared or received prior to or during the Consulting Period shall remain Franklin Electric's sole and exclusive property. Upon the termination of the Consulting Period, and at any other time as requested by Franklin Electric, you agree to return immediately all property of Franklin Electric. At any time during or after the termination of the Consulting Period, you shall not remove, copy, or use any of Franklin Electric's information for personal benefit or the benefit of any other person or business entity. However, as long as you remain a member of the Board, this Section shall not apply to any Company property provided to you in your capacity as a member of the Board.

9.Non-Competition and Non-Solicitation

(a)The Company. The Company is a manufacturer and seller of components and systems for the movement of water and automotive fuels in residential, commercial, agricultural, industrial, municipal, and fueling applications.

(b)Your Job Duties. You agree that your job duties during your tenure with the Company included the overall management of all facets of the Company and its business, including strategic counseling and partnering with the Company’s business units.

(c)Your Obligations. During the Consulting Period and for twelve months following the later of the termination of Consulting Period or the termination of your service as a Director of the Company:

(i)Non-Competition. You agree that you will not perform the same or substantially the same job duties on behalf of or for the benefit of a Direct Competitor of the Company. For purposes of this Agreement, a “Direct Competitor” is defined to include the following: Lorentz, Pentair, Grundfos, Xylem, Cornell, Vontier, Dover, Preferred Pump, Zoeller, and Liberty, and their respective affiliates and successors and assigns. You agree that your employment with a Direct Competitor in a similar role would put the Company at a competitive disadvantage and that the restrictions in this Section are necessary to protect the goodwill of the Company, prevent unfair competition and the disclosure of the Company’s trade secrets and confidential information.

(ii)Non-Solicitation. You agree that you will not directly or indirectly, individually or on behalf of any person or entity, solicit or induce, or assist in any manner in the solicitation or inducement of: (i) employees of the Company, to leave their employment with the Company (this restriction is limited to employees with whom you have had contact for the purpose of performing your job duties and responsibilities); (ii) customers of the Company to purchase from another person or entity products and services that compete with those offered and provided by the Company or any member of the Company Group (“Competitive Products”) (this restriction is limited to customers with whom you have contact through performance of your job duties and responsibilities or through otherwise performing services on behalf of the Company or about whom you learned Confidential Information as a result of your employment with the Company); or (iii) suppliers of the Company to supply another person or entity providing Competitive Products to the exclusion or detriment of the Company (this restriction is limited to suppliers with whom you have had contact through performance of your job duties and responsibilities or through otherwise performing services on behalf of the Company.)

(d)Reasonableness. You hereby acknowledge and agree that: (i) the restrictions provided in this section are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided to you under this Agreement; (ii) your ability to work and earn a living will not be unreasonably restrained by the application of these restrictions; and (iii) the restrictive covenants set forth in this Agreement are supplementary to, and not in replacement of, existing restrictive covenants contained in other agreements to which you are party in favor of the Company or another member of the Company Group including, without limitation, that certain Competition and Non-Compete Agreement which remains in full force and effect in accordance with its terms. Notwithstanding the foregoing, if one or more of the provisions of this Section 9 shall for any reason be held to be excessively broad as to scope, activity or subject matter so as to be unenforceable at law, such provision(s) shall be construed and reformed by the court by limiting and reducing it (or them), so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

(e)Remedies. You also recognize and agree that should you fail to comply with the restrictions set forth above regarding Confidentiality, Non-Competition and/or Non-Solicitation, which restrictions you recognize are vital to the success of the Company’s business, the Company would suffer substantial damage for which there is no adequate remedy at law due to the impossibility of ascertaining exact money damages. Therefore, you agree that in the event of the breach or threatened breach by you of any provision of Section 7 and/or Section 9 of this Agreement, the Company shall be entitled, in addition to any other rights or remedies available to it, to immediate temporary, preliminary and permanent injunctive relief. In the event you breach any of the provisions of Section 7 and/or Section 9 this Agreement, , you acknowledge and agree that such post-termination restriction shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation. Further, in event of a breach or threatened breach of any of the foregoing, the Company shall be entitled to discontinue any payments to you or on your behalf, or the provision of any benefit under this Agreement and shall be entitled to recoup any payments previously made to you, to the extent permitted by law. The termination and/or return of such payments in the event of your breach will not affect your continuing obligations to the Company, or your release of Claims under, this Agreement. The remedies herein provided shall be cumulative and no single remedy shall be construed as exclusive of any other or of any remedy provided at law and equity.

10.Non-disparagement. You agree that, to the fullest extent permitted by applicable law, neither you, nor anyone acting on your behalf, at your direction, or with your encouragement, assistance or participation will make any statements, take any action, or engage in any conduct that disparages, libels, slanders, or defames any of the Company, its products, services, clients, or vendors, or any Releasee, whether orally or in writing, including through social media.

The Company agrees to direct its current executive officers and members of the Board not to make any statements, take any action, or engage in any conduct that disparages, libels, slanders, or defames you or your professional qualifications in any material respect.

The foregoing obligations shall not in any way affect any person’s obligation to testify truthfully in any legal proceeding or right to engage in any Permitted Activity. Nor does this provision require any person to make any statement about the Company or you and no failure to make any statement or provide any reference shall be deemed a violation of this Agreement.

11.No Future Employment. You understand and agree that this Agreement contemplates and memorializes an unequivocal, complete and final dissolution of your employment relationship with the Company, and that, therefore, you have no right to be reinstated to employment with or rehired by the Company, and that in the future, the Company and its affiliated and related entities and their successors and assigns shall have no obligation to consider you for employment. Any refusal to hire or engage you, and the withdrawal of any offer in reliance on this provision is not, and shall not be deemed to be, retaliation.

12.Return of Company Property. You agree to return to the Company all of the Company’s property, including, without limit, any electronic or paper documents and records and copies thereof that you received or acquired during your employment or during the Consulting Period regarding the Company’s practices, procedures, trade secrets, customer lists, or product marketing, and that you will not use the same for your own purpose. However, as long as you remain a member of the Board, this Section shall not apply to any Company property provided to you in your capacity as a member of the Board.

13.Enforceability; Taxes. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes and other deductions as shall be required to be withheld pursuant to any applicable law, order or regulation.

14.No Admission. It is agreed that neither you nor the Company, or any of its officers, directors or employees, make any admission of any failing or wrongdoing or violation of any local, state or federal law by entering into this Agreement, and that the parties have entered into this Agreement simply to resolve your employment relationship in an amicable manner.

15.Entire Agreement. You acknowledge and agree that this Agreement sets forth the entire understanding between the parties concerning the matters discussed herein, that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein.

16.Successors and Assigns. This Agreement shall apply to, and inure to the benefit of, the predecessor, successors, and assigns of the Company and each past, present, or future employee, agent, representative, officer, or director of the Company and any division, subsidiary, parent, or affiliated entity. This Agreement shall be binding upon and enforceable against your heirs and legal representatives.

17.Governing Law; Venue; No Jury Trial. This Agreement shall be interpreted, enforced, and governed under the law of Indiana, without regard to principles of conflicts of law. You and the Company hereby agree that the state and federal courts of Indiana shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper. You and the Company hereby waive any right to trial by jury with respect to any such court action, to the extent permitted by law.

18.Modification; Waiver; Absence of Reliance. No modification or waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

19.Interpretation. Because you have been given the opportunity to thoroughly review this Agreement, no rule that ambiguity should be construed against the drafting party shall be employed in the interpretation of this Agreement.

20.Survival of other agreements. Unless specifically terminated herein, any agreement that you have previously entered into with the Company or its affiliated or related entities that by its terms, extends past your Separation Date, remains in full force and effect. In particular you acknowledge and agree that (i) the Employment Agreement will terminate in full upon the Effective Date without further payment or liability by the Company and (ii) you are not entitled to any payments under that certain Franklin Electric Co., Inc. Executive Severance Policy, as amended and restated, or other severance plan or policy.

21.Code Section 409A. You acknowledge that the Company has made no representations as to the taxability or exemption from taxation of any monies or benefits payable or provided to you under this Agreement. You shall be solely responsible for the payment of any taxes and penalties that may be assessed by any taxing authority. Notwithstanding the other provisions hereof, this Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), to the extent applicable, and shall be interpreted to be exempt from any taxes or penalties under Code Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Code Section 409A and, if necessary, any such provision shall be deemed amended to comply with Code Section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring taxes or penalties under Code Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such taxes or penalties will not be imposed.

(a)In interpreting this Agreement, all available exemptions from the application of Code Section 409A to a provision of this Agreement shall be first applied.

(b)Neither you nor the Company shall intentionally take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Code Section 409A,

(c)If you are a specified employee for purposes of Code Section 409A(a)(2)(B)(i), any payment or provision of benefits in connection with a separation from service payment event, whether under this Agreement or otherwise (as determined for purposes of Code Section 409A) shall not be made until six months after your separation from service (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.

(d)For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Code Section 409A. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(e)With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits that are subject to Code Section 409A, except as permitted by Code Section 409A, (x) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year of yours shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (y) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed no later than your taxable year following your taxable year in which the related expense is incurred.

(f)When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

22.Counterparts. This Agreement may be executed in separate counterparts, including electronically in portable document format (PDF), with each such electronic signature having the same force and effect as an original signature. When all counterparts are signed, they shall be treated together as one and the same document.

23.Knowing and Voluntary; Review Period. You are hereby advised in writing to consult an attorney prior to executing this Agreement. By executing this Agreement, you acknowledge and agree that you have consulted with your counsel of choice and that you are entering into this Agreement, including the general release contained herein knowingly and voluntarily. You have 21 days from your receipt of this letter to accept the terms of this Agreement (the “Review Period”). You may accept and execute this Agreement at any time within the Review Period and your execution prior to the expiration of the Review Period shall be deemed a waiver by you of any time remaining in the Review Period. No modifications to the terms of this Agreement, regardless of whether or not material, shall restart the running of the 21-day Review Period.

If you accept the terms of this Agreement, please date, and sign this letter and return it to me. Once you execute this Agreement, you have seven days (the “Revocation Period”) in which to revoke in writing your acceptance by providing the same to me, and such revocation will render this Agreement null and void. If you do not revoke your acceptance in writing and provide it to me by midnight on the seventh day, this Agreement shall be effective the day after the seven-day revocation period has elapsed (the “Effective Date”). If you fail timely to execute this Agreement or if you revoke your execution of this Agreement prior to the Effective Date, this Agreement will be null and void and you will not receive, and the Company shall have no obligation to provide the Consideration set forth in Sections 2 and 3 of this Agreement.

[signature page follows]

Sincerely,

FRANKLIN ELECTRIC CO., INC

By:	/s/ Jonathan M. Grandon
Name:	Jonathan M. Grandon
Title:	Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

By signing this letter, I represent and warrant that I am aware of my rights, especially those arising under the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act, and that I have not been the victim of age or other discrimination or wrongful treatment in my employment and the termination thereof. I further acknowledge that the Company advised me in writing to consult with an attorney, that I had at least 21 days to consider this Agreement, that I received all information necessary to make an informed decision and I had the opportunity to request and receive additional information, that I have read, understand, and agree to the terms of this Agreement, that I have seven days in which to revoke my acceptance of this Agreement, and that I am signing this Agreement voluntarily with full knowledge and understanding of its contents.

Dated:	April 23, 2025	Name:	/s/ Gregg C. Sengstack
Gregg C. Sengstack